ANNUAL REPORT
Chevy Chase Auto Receivables Trust 2000-1
$ 349,390,000.00 Auto Receivables Backed Certificates
For the Year Ended December 31, 2002




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          ____________ ___________ ___________ ________ ____________ _______
 Jan-2002   7,512,975   1,141,425     398,032    2.65%    8,060,693    4.47%
 Feb-2002   7,617,463   1,095,158     393,500    2.74%    6,647,086    3.86%
 Mar-2002   7,613,877   1,048,247     396,845    2.90%    5,760,233    3.50%
 Apr-2002   7,139,756   1,001,358     442,814    3.38%    5,353,619    3.41%
 May-2002   7,575,886     957,389     419,778    3.38%    4,413,381    2.96%
 Jun-2002   6,489,733     910,734     302,660    2.55%    4,236,269    2.98%
 Jul-2002   6,474,779     870,768     205,750    1.82%    4,589,273    3.38%
 Aug-2002   6,748,054     830,895     301,982    2.82%    4,927,299    3.83%
 Sep-2002   6,624,834     789,338     351,991    3.47%    4,821,950    3.96%
 Oct-2002   5,942,803     748,540     363,296    3.77%    4,340,840    3.76%
 Nov-2002   6,136,532     711,942     258,416    2.84%    4,906,880    4.49%
 Dec-2002   5,581,879     674,151     488,505    5.67%    4,605,787    4.46%

          ____________ ___________ ___________
  Totals   81,458,571  10,779,946

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.